INVESTMENT LETTER

                    LAZARD WORLD DIVIDEND & INCOME FUND, INC.

Lazard World Dividend & Income Fund, Inc. (the "Fund"), a closed-end, non-diversified management investment company, and Lazard Asset Management LLC (the "Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 5,237 shares of Common Stock (par value $0.001) of the Fund at a price of $19.10 per share (the "Shares") as of the close of business on June 17, 2005. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,026.70 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 17th day of June, 2005.



                               LAZARD WORLD DIVIDEND & INCOME FUND, INC.

                               By: /s/ Stephen St. Clair
                                   ----------------------------
                               Name:  Stephen St. Clair
                               Title: Treasurer


                               LAZARD ASSET MANAGEMENT LLC

                               By: /s/ Gerald Mazzari
                                   ----------------------------
                               Name:  Gerald Mazzari
                               Title:Managing Director